Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation
P.O. Box 1009
Charlotte, NC 28201-1009

June 25, 2010
MEDIA CONTACTS
	Duke Energy	Greg Efthimiou	704-382-1925
		24-Hour	800-559-3853
	Alinda Capital	Antonia Schwartz	212-838-6496
		24-Hour	646-404-3385

Duke Energy Forms Joint Venture with Alinda Capital Partners to Grow DukeNet Communications

CHARLOTTE, N.C. — Duke Energy, Alinda Capital Partners LLC and DukeNet Communications today announced the formation of a joint venture to grow DukeNet.

An affiliate of Alinda will acquire 50 percent of the ownership interests in DukeNet from an affiliate of Duke Energy in exchange for $137 million in cash. Duke Energy, through its affiliate, will continue to own the remaining 50 percent in DukeNet.

“We are pleased to partner with Duke Energy and DukeNet to provide critical telecommunications infrastructure in the southeastern U.S.” said Alinda Managing Partner Chris Beale. “We like DukeNet’s strong competitive position and its strategy to meet rapidly growing demand for transmission of data.”

“This transaction demonstrates DukeNet’s value to the telecommunications market in North Carolina, South Carolina, Tennessee and Georgia, and it speaks to the quality of our networks,” said DukeNet president Brad Davis.

“Duke Energy and Alinda Capital Partners bring complementary strengths to this joint venture,” said Keith Trent, group executive and president of Duke Energy’s Commercial Businesses. “With Alinda, we’ll take DukeNet to the next level in southeastern U.S. markets.”

Brad Davis will remain President of DukeNet and his management team will continue to run the joint venture’s day-to-day operations.

The deal is expected to close in the third quarter of 2010.

www.duke-energy.com	www.alinda.com

Headquartered in Charlotte, N.C. since its inception in 1994, DukeNet is one of the largest wholesale fiber-based carriers in the Southeast, controlling more than 5,300 miles of fiber optic network. It offers a wide variety of services including data center connectivity, cellular backhaul bandwidth and Ethernet services.  More information about the company is available on the Internet at: www.dukenet.com.

Alinda Capital Partners LLC is an independent, American-owned firm that is the largest manager in the United States of pension assets for investment in infrastructure, with over $7 billion of assets under management.  Alinda’s investors are predominantly U.S. pension funds for public sector and private sector workers, and include some of the largest institutional investors in the world.  Alinda has ownership interests in airports — including Heathrow Airport in the United Kingdom — roads, bridges and a tunnel, a rail service, natural gas distribution utilities, natural gas pipelines and storage, water supply and wastewater treatment, water tanks and other infrastructure assets providing essential services to communities.  Infrastructure companies in which Alinda has ownership interests operate in 19 states in the United States, as well as in Canada and Europe.  These businesses employ over 240,000 people and serve over 125 million customers annually in 250 cities.  For more information, visit www.alinda.com.

Duke Energy is one of the largest electric power holding companies in the United States. Its regulated utility operations serve approximately 4 million customers located in five states in the Southeast and Midwest, representing a population of approximately 11 million people. Its commercial power and international business segments own and operate diverse power generation assets in North America and Latin America, including a growing portfolio of renewable energy assets in the United States.

Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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